Exhibit 99.1

bioAffinity Technologies Reports Accelerating Month-Over-Month Growth in CyPath® Lung Test Volume

October test volume 111% more than 2025 year-to-date monthly average

SAN ANTONIO, Texas — November 5, 2025 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company advancing noninvasive diagnostics for lung cancer and other lung diseases, today announced continued sales growth of its noninvasive lung cancer diagnostic test, CyPath® Lung, with the number of tests processed increasing steadily each month and more than doubling since the start of 2025. October’s test volume increased by 111% over the 2025 monthly average.

“The increase in CyPath® Lung test volume demonstrates that physicians are increasingly recognizing the clinical value of CyPath® Lung in detecting lung cancer at its earliest and most treatable stages,” said Maria Zannes, President and Chief Executive Officer of bioAffinity Technologies. “This steady adoption of our test underscores the success of our outreach to pulmonologists, health systems, and VA medical centers, as well as the growing trust among clinicians who are incorporating CyPath® Lung into the diagnostic pathway for patients with indeterminate pulmonary nodules discovered incidentally or through recommended annual screening for lung cancer.”

In the first 10 months of 2025, sales of CyPath® Lung saw consistent month-over-month and quarter-over-quarter growth. Tests processed in October 2025 continue the upward trend with completed tests representing a 111% increase over the monthly average for the first nine months of 2025. Third-quarter sales volume increased 95% over the prior quarter. Medical practices with multiple CyPath® Lung orders increased 106% in the third-quarter compared to the prior quarter and increased by 67% in October compared to the 2025 year-to-date monthly average.

“We’re proud of the progress made this year and expect the upward trend in sales volume to continue. Each new physician adopting CyPath® Lung brings us closer to changing the standard of care in early lung cancer detection,” Ms. Zannes said.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to continue to grow CyPath® Lung test volume in 2025 and beyond, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

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